Exhibit 10.17

Annual Incentive Payment Criteria

For Executive Officers

Annual incentives for executive officers, including the CEO, are paid through a pool, which is funded based on an assessment of performance relative to financial, non-financial and strategic objectives. Financial performance is measured based on growth in pre-tax adjusted operating income (AOI), operating return on average equity on an AOI basis (operating return on required average equity for business units), operating revenues, and earnings per share on an AOI basis.

The non-financial and strategic objectives include the following:

1.	Total shareholder return relative to a peer group of companies.

2.	Performance of the financial markets relative to plan assumptions.

3.	Employee measures such as employee opinion survey results.

4.	Strategic positioning relative to competitors.

Allocation of incentive bonuses among executives is discretionary with consideration given to the pool size for the business(es) managed by the executive, individual performance and contribution, and value of the position in the marketplace.